UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 27, 2009

WSFS FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-16668	22-2866913
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Delaware Avenue, Wilmington, Delaware	19801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 792-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

WSFS FINANCIAL CORPORATION

INFORMATION TO BE INCLUDED IN REPORT

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On July 27, 2009, WSFS Financial Corporation (the "Registrant") entered into a Stock Purchase Agreement (the “Agreement”) with Peninsula Investment Partners, L.P., a Delaware limited partnership (“Peninsula”). Pursuant to the Agreement, Peninsula will purchase 862,069 shares of the Registrant’s authorized but unissued common stock, par value $.01 per share (“Common Stock”), and a warrant (the “Warrant”) directly from the Registrant in a private transaction for a purchase price of $29.00 per share, or approximately $25 million, in cash (the “Transaction”). Under the Agreement, the Warrant will be immediately exercisable and grant Peninsula the right, for ten years from the date of issuance, to purchase 129,310 shares of Common Stock of the Registrant at an exercise price of $29.00 per share. The Warrant permits the exercise price to be paid in cash or shares of Common Stock.

Consummation of the Transaction is subject to certain conditions precedent including, among others, the approval by the Office of Thrift Supervision (“OTS”) of the Rebuttal of Rebuttable Determination of Control to be filed by Peninsula with respect to the Registrant (“Rebuttal of Control Application”). The parties to the Agreement anticipate the Transaction will be consummated in the third fiscal quarter of this year. However, no assurances can be given as to when or whether the OTS will approve Peninsula’s Rebuttal of Control Application. The Agreement also contains representations, warranties and other terms and conditions customary for transactions of this type.

As soon as practicable following consummation of the Transaction, but not later than 90 days thereafter, the Registrant is required under the Agreement to file a Registration Statement on Form S-3 with the Securities and Exchange Commission (“SEC”) to register the possible resale of the Common Stock by Peninsula, including shares of Common Stock Peninsula may acquire upon exercise of the Warrant. The Registrant would bear the cost of any such registration. Peninsula has also been granted certain “piggyback” registration rights under the Agreement. In addition, the Registrant has agreed to take all such actions as are necessary to appoint Mr. R. Ted Weschler, Managing Member of Peninsula, to the board of directors of the Registrant immediately following the consummation of the Transaction. Mr. Weschler is expected to serve as a director of the Registrant until the Registrant’s next annual meeting of shareholders following consummation of the Transaction, whereupon he is expected to be nominated for an additional three-year term of office, subject to election by the Registrant’s shareholders. The Agreement also provides a right to the Registrant to repurchase, under the terms and conditions set forth in the Agreement, all or any portion of the shares,the Warrant or the Warrant shares purchased by Peninsula under the Agreement in the event that Mr. Weschler becomes deceased, disabled or legally incapacitated.

The foregoing description of the Agreement and the Transaction is qualified in its entirety by reference to the Agreement and the form of the Warrant, copies of which are filed herewith as Exhibits 10 and 4, respectively, and incorporated herein by reference.

Section 2 – Financial Information

Item 2.02	Results of Operations and Financial Condition.

On July 27, 2009, the Registrant issued a press release to report earnings for the quarter and six months ended June 30, 2009. A copy of the press release is furnished with this Form 8-K as Exhibit 99.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

4	Form of Warrant
10	Stock Purchase Agreement dated July 27, 2009
99	Press Release dated July 27, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

WSFS FINANCIAL CORPORATION
Date: July 27, 2009	By:	/s/ Stephen A. Fowle
Stephen A. Fowle Executive Vice President and Chief Financial Officer (Duly Authorized Representative)